Exhibit 4

November 7, 2024

Bogotá D.C.

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Registration No. 333-253587, (the “Registration Statement”), U.S.$ 2,000,000,000 aggregate principal amount of its 7.750% Global Bonds due 2036 and U.S.$ 1,640,000,000 aggregate principal amount of its 8.375% Global Bonds due 2054 (collectively, the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated April 15, 2021 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplements dated October 28, 2024 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Indenture, dated January 28, 2015, between the Republic and The Bank of New York Mellon, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as amended and supplemented, the “Indenture”);

(iii) the global Securities dated November 7, 2024, in the aggregate principal amount of $2,000,000,000 and $1,640,000,000 executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated November 7, 2024, pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a)

The relevant portions of Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b)	Article 16 of Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c)	Article 13 of Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d)	Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference);

(e)

Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008 and incorporated herein by reference);

(f)

Law 1624 of April 29, 2013 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2012 and incorporated herein by reference);

(g)

Decree No 1068 of May 26, 2015 (a summary of the material portion of which has been filed as part of Exhibit 3 of Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2014 and incorporated herein by reference);

(h)

Law 1771 of December 30, 2015, (a translation of which has been filed as Exhibit A to Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report From 18-K for the fiscal year ended December 31, 2014); and

(i)

Law 2073 of December 31, 2020 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2019 and incorporated herein by reference).

(vi) the following additional actions under which the issuance of the Securities has been authorized:

(a)	CONPES Document No. 4134 DNP, MINHACIENDA, dated July 13, 2024 (a translation of which is attached as Exhibit A hereto);

(b)

Authorization by Act of the Interparliamentary Commission of Public Credit (Comisión Interparlamentaria de Crédito Público) adopted in its meetings held on October 8 and 9, 2024 (a translation of which is attached as Exhibit B hereto);

(c)	Resolution No. 3275 of October 28, 2024, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit C hereto); and

(d)	Law 2382 of July 16, 2024 (a translation of which is attached as Exhibit D hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its fiscal year ended December 31, 2023 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectuses and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplements referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. In particular, to the extent that New York State or United States Federal law is relevant to the opinions expressed above, I have relied, without making any independent investigation, on the opinion of Arnold & Porter Kaye Scholer LLP, filed as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2023. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours

/s/ Lady Nathalie Gómez Acosta
Lady Nathalie Gómez Acosta
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

[MINHANCIENDA BANNER]	Exhibit A

CONPES

Document	4134

NATIONAL ECONOMIC AND SOCIAL POLICY COUNCIL

REPUBLIC OF COLOMBIA

NATIONAL PLANNING DEPARTMENT

FAVORABLE OPINION, FOR THE NATION

TO ENGAGE IN FOREIGN PUBLIC DEBT TRANSACTIONS

TO PRE-FINANCE, OR FINANCE, 2024 AND 2025 BUDGET ALLOCATIONS

FOR UP TO US$ 6.8 BILLION, OR EQUIVALENT IN ANOTHER CURRENCY

Planning Department

Ministry of Finance and Public Credit

Approved Version

Bogotá, D.C., July 13, 2024

[MINHANCIENDA BANNER]	Exhibit A

CONPES

ECONOMIC AND SOCIAL POLICY NATIONAL COUNCIL

Gustavo Francisco Petro Urrego

President of the Republic

Francia Elena Marquez Mina

Vice-President of the Republic

Juan Fernando Cristo Bustos	Luis Gilberto Murillo Urrutia

Minister of the Interior	Minister of Foreign Affairs

Ricardo Bonilla Gonzalez	Angela Maria Buitrago Ruiz

Minister of Finance and Public Credit	Minister of Justice and Law

Iván Velásquez Gómez	Martha Viviana Carvajalino Villegas

Minister of Defense	Minister of Agriculture & Rural Development

Guillermo Alfonso Jaramillo Martinez	Ivan Daniel Jaramillo Jassir

Minister of Health & Social Welfare	Minister of Labor

Omar Andres Camacho Morales	Luis Carlos Reyes Hernández

Minister of Mines and Energy	Minister of Commerce, Industry & Tourism

Aurora Vergara Figueroa	Maria Susana Muhamad González

Minister of Education	Minister of Environment & Sustainable Development

Marta Catalina Velasco Campuzano	Oscar Mauricio Lizcano Arango

Minister of Housing, City & Territory	Minister of IT & Communications

Maria Constanza Garcia Alicastro	Juan David Correa Ulloa

Minister of Transport	Minister of Culture

Luz Cristina Lopez Trejos	Angela Yesenia Olaya Requene

Minister of Sports	Minister of Science, Technology & Innovation

Francia Elena Marquez Mina

Minister of Equality and Equity

[MINHANCIENDA BANNER]	Exhibit A

Elizabeth Cristina Correa Soto

Director General, Planning Department

Mario Alejandro Valencia Barrera	Jhonattan Julian Duque Murcia

Deputy Director General	Deputy Director General
Prospective and Development	General Royalties System

Alan Guillermo Asprilla Reyes	Elizabeth Cristina Correa Soto

Deputy Director General	Deputy Director General
Investments, Monitoring and Evaluation	Decentralization and
Territorial Development (E)

[MINHANCIENDA BANNER]	Exhibit A

EXECUTIVE SUMMARY

In accordance with Article 41, Paragraph 2, Law 80 of 19931 and Articles 2.2.1.3.1., 2.2.1.3.2. y 2.2.1.6, Decree 1068 of 20152, amended by Decree 1575 of 20223, the present document submits to the consideration of CONPES - the National Economic and Social Policy Council - and seeks a favorable opinion for the Nation to engage in transactions for the purpose of pre-financing, or financing, 2024 and 2025 Budget allocations for up to US$6.8 Billion, or its equivalent in another currency.

The purpose of the foregoing is to enable the Nation to (i) finance or pre-finance 2024 and 2025 requirements; (ii) have timely access to international markets to take advantage of market conditions; (iii) diversify investment base; and (iv) meet the strategic goal of maintaining liquid, efficient yield curves.

Having this flexibility is relevant for the Nation to have the necessary resources to finance and/or pre-finance2024 and 2025 budget allocations, and comply with 2024 and 2025 amortization and interest payments in a changing international context and potential risks.

Rating H63.

Key Words: Foreign Bonds, Financing, Nation, International, Issuance, Sovereign Debt, Debt Service.

[1]	Establishing the Public Administration’s General Procurement Statutes.
[2]	Whereby the Finance and Public Credit Sector’s Sole Regulatory Decree was issued. It repealed Decree 1497 of 2002 and 3160 of 2011.
[3]

Amending Title 1, Part 2, Book 2 of Decree 1068 of 2015 “Single Regulatory Decree of the Treasury and Public Credit Sector” with regard to public credit and similar transactions, debt management and related transactions.

[MINHANCIENDA BANNER]	Exhibit A

1. INTRODUCTION	12

2. BACKGROUND	13

2.1 CONPES 4108 DOCUMENT	13

3. JUSTICATION: FINANCING NEEDS	14

4. MARKET CONTEXT	16

4.1 Global Macroeconomic Performance	16

4.2 United States	17

Source: (Bloomberg, 2024) with information as of June 18, 2024	18

4.2.1 Monetary Policy and Interest Rates	18

4.2.2 Fiscal Policy	20

4.3 Euro Zone	21

4.3.1 Monetary Policy and Interest Rates	21

4.3.2 Economic and Fiscal Policy	22

4.4 Japan	23

4.4.1 Monetary Policy and Interest Rate	23

4.4.2 Fiscal Policy	24

4.5 Colombia	24

4.5.1 Macroeconomic Performance	24

4.5.2 Monetary Policy	25

4.5.3 Fiscal Policy	26

4.5.4 Risk Perception	27

4.5.5 Credit Rating	28

4.5.6 Financing Levels	29

4.5.7 Issuance Strategy	30

4.5.8 Thematic Bonds	33

5. OBJECTIVES	35

6. RECOMMENDATIONS	36

[MINHANCIENDA BANNER]	Exhibit A

GRAPHICS

Graphic 1	FMI/s Changing Expectations for Global Growth	17
Graphic 2	United States Treasury and Federal Reserve Rate	18
Graphic 3	Forecast for 10-year US Treasury Bonds	19
Graphic 4	Forecast for 30-year US Treasury Bonds	20
Graphic 5	Euribor 6M Performance and Germany’s 10-Year Benchmark Bond	22
Graphic 6	Interest Rates – Monetary Policy	26
Graphic 7	Inflation	26
Graphic 8	Emerging Market Bond Indicator	28
Graphic 9	Reference Bonds in Dollars and Difference Over 1o-Year Treasuries	29
Graphic 10	Benchmark Dollar Bonds and Spread Over 30-Year Treasuries	30
Graphic 11	Yield Evolution US$ 2021-2024	30
Graphic 12	Euro 2026 – Global Bond	32
Graphic 13	10-Year Yens vs. Swap London Interbank Offered Rate (6M) Reference	32

TABLES

Table 1	2024 Sources and Applications – Central Administration	15
Table 2	2024 Sources and Applications – GNC 2025	16
Table 3	Colombia’s Sovereign Rating	28
Table 4	Green TES Auction	33
Table 5	Issuance of Social Bonds	34

[MINHANCIENDA BANNER]	Exhibit A

ACRONYMS AND ABBREVIATIONS

BoJ	Bank of Japan

CONPES	Economic and Social Policy National Council

COVID-19	2019 Corona Virus

DANE	National Statistics Department

DNP	National Planning Department

ECB	European Central Bank

EMBI	Emerging Markets Bond Index

EMF	Emergency Mitigation Fund

EPFR	Emerging Portfolio Fund Research, Inc.

Euribor	Euro Interbank Offered Rate

EU	European Union

FED	Federal Reserve System

FOMC	Federal Open Market Committee

GNP	Gross National Product

IMF	International Monetary Fund

LIBOR	London Interbank Offered Rate

MTDMS	Medium Term Debt Management Strategy

OPEC	Organization of Petroleum Exporting Countries

OPEC+	Organization of Petroleum Exporting Countries and allies

PEPP	Pandemic Emergency Purchase Program

S&P	Standard & Poor’s

US$	US Dollar

WTI	West Texas Intermediate

[MINHANCIENDA BANNER]	Exhibit A

INTRODUCTION

This document submits to the National Council for Economic and Social Policy (CONPES) the favorable opinion for the Nation to carry out transactions related to foreign public credit to finance and/or pre-finance budget allocations for the 2024 and 2025 periods for up to the sum of US$ 6.8 billion, or its equivalent in other currencies. The above, in accordance with the provisions of paragraph 2 of Article 41 of Law 80 of 1993.4 and Part 2, Book of Decree 1068 of 20155, amended by Decree 1575 of 2022.6

The National Government, through the Ministry of Finance and Public Credit, annually defines in the Medium-Term Fiscal Framework7 (MFMP) a financing plan with domestic or Foreign Debt (referred to as sources and applications), which is in line with Fiscal Regulations, based on the conditions of financial markets, financing quotas available with development banks and its Medium-Term Debt Management Strategy.

Thus, by having the appropriate authorizations to access different sources of financing, the Nation is empowered to (i) finance and/or pre-finance the needs for 2024 and 2025; (ii) achieve timely access to international markets; (iii) diversify the investor base; and (iv) meet the strategic objective of building liquid and efficient curves.

[4]	Whereby the General Statute of Public Administration Contracting is issued. Article 41, Paragraph 2 provides:

Public Credit Transactions. Without prejudice to the provisions of special laws, for the purposes of this law, public credit transactions are transactions whose purpose is to provide the entity with resources with a term for their payment, including contracting of loans, issuance, subscription and placement of bonds and securities, supplier credits and granting guarantees for payment of obligations by state entities.

(...) To manage and execute any foreign credit transaction by state entities and for domestic public credit transactions by the Nation and its decentralized entities, and to grant the Nation’s guarantee, authorization by the Ministry of Finance and Public Credit will be required, after a favorable opinion by CONPES and the National Planning Department.

(...) In any case, the Nation’s Foreign public credit transactions and those guaranteed by it, with a term of more than one year, shall require prior approval by the Interparliamentary Commission on Public Credit.

(...) The transactions referred to in this Article and entered into to be executed abroad will be subject to the jurisdiction agreed upon in the contracts.”

[5]	Whereby the Single Regulatory Decree of the Treasury and Public Credit Sector is issued.
[6]

Whereby Title 1, Part 2, Book 2 of Decree 1068 of 2015 “Single Regulatory Decree of the Treasury and Public Credit Sector” is amended in relation to public credit transactions, debt management and related transactions.

[7]	In accordance with Article 1 of Law 819 of 2003, which establishes organic regulations on budget, fiscal responsibility and transparency and establishes other provisions.

[MINHANCIENDA BANNER]	Exhibit A

BACKGROUND

CONPES 4108 DOCUMENT

By the CONPES 4108 Document8, approved on November 22, 2022, the Nation received a favorable opinion to carry out transactions related to foreign public credit to pre-finance and/or finance budget allocations for the 2023 and 2024 periods for up to the amount of US$ 5.5 million or its equivalent in other currencies.

With a charge to this quota, the Nation carried out three transactions in the international capital markets to: (i) finance budgetary needs for 2023 and pre-finance the 2024 period; and (ii) finance budgetary needs for 2024 for a total of US$ 5.483 million as detailed in sections 2.1.1, 2.1.2 and 2.1.3, leaving an authorized and unused quota of US$ 17 million.

2.1.1. 2034 Global Bond Issuance

On January 24, 2023, the Nation issued a Global Bond maturing in January 2034 for an amount of US$ 2.2 million at a rate of 7.600% and a coupon of 7.500%. Of this amount, US$ 1.683 million were used to finance the budgetary needs for the 2023 fiscal year and US$ 517 million were part of a debt management transaction. The latter consisted of the partial replacement of US$ 394 million of the Global Bond maturing in February 2024 and US$ 123 million of the Global Bond maturing in May 2024.

In accordance with the provisions of Article 2.2.1.1.2 of Decree 1068 of 2015, amended by Decree 1575 of 2022, Public Debt management transactions do not constitute new financing or affect the debt quota.

Thus, after the transaction closed, there was an authorized and unused quota of US$ 3,817 million, or its equivalent in other currencies.

2.1.2 2035 Social Global Bond and 2053 Social Global Bond Issuance

On November 7, 2023, the Nation issued a Global Social Bond maturing in November 2035 for US$ 1,250 million at a rate of 8.300% and a 8.000% coupon, and a Global Social Bond of US$ 1,250 million at a rate of 8.950% and a 8.750% coupon, to finance budget allocations for the 2023 period and pre-finance the 2024 period.

[8]	Available at: https://colaboracion.dnp.gov.co/CDT/Conpes/Económicos/4108.pdf

[MINHANCIENDA BANNER]	Exhibit A

After closing transaction, there was a remaining authorized and unused quota of US$ 1,317 million, or its equivalent in other currencies.

2.1.3. Reopening 2035 Social Global Bond and 2053 Social Global Bond

On April 3, 2024, the Nation launched a transaction in the international capital market consisting of a reopening of the Global Social Bond maturing in November 2035 for an amount of US$ 650 million at a rate of 7.550% and 8.000% coupon, and the Global Social Bond maturing in 2035 for an amount of US$ 650 million at a rate of 8.150% and 8.750% coupon, for a total amount of US$ 1.3 billion to finance budget allocations for the 2024 period.

After the closing of this transaction, the authorized and unused quota amounts to US$ 17 million or its equivalent in other currencies.

JUSTICATION: FINANCING NEEDS

The Nation has maintained proactive management in order to secure the necessary resources to service Foreign Debt. In recent years, debt management transactions have been carried out that allowed an improvement of the debt profile, and efforts have been made to find appropriate market windows, avoiding access to financing in international capital markets in times of high volatility, such as the volatility at the end of 2022 and some months in 2023.

Maintaining proactive management to obtain financing resources is of greater importance in the current market context. This is mainly due to (i) the monetary policy of developed economies in response to high inflation, mainly in the United States, which consequently affects financing rates for emerging economies; (ii) the reduction in expectations of global economic growth; (iii) the perception of risk towards emerging markets and (iv) geopolitical tensions worldwide resulting from the war between Russia and Ukraine, the conflict between Israel and the Gaza Strip and tensions in the Middle East.

[MINHANCIENDA BANNER]	Exhibit A

Table 1. 2024 Sources and Applications – Central Administration

(In millions US$ and Billion Pesos)

	US$	Colombian Pesos		US$	Colombian Pesos
Sources		143,243	Use		143,243
Disbursement		87,317	Déficit to be financed		94,928
Foreign	5,700	23,609	Of which		62,434
Domestic		63,708	Domestic interest Foreign Interest	4,336	17,335
Treasury Transactions		8,285
Other resources		26,095	Amortization		24,538
			Foreign	4,339	17,349
			Domestic		7,188
			Pay obligations		1,898
Initial availability		21,546	Final availability		21,880

Source: Departamento Nacional de Planeación (DNP) (2024) with data from 2024 Marco Fiscal de Mediano Plazo.

For 2024, total Foreign Debt amortizations amount to approximately US$ 4,339 million, which are distributed throughout the year with the amortization of multilateral loans and bonds issued in the international capital market, while foreign interest is projected at approximately US$ 4,336 million, for a total debt service for 2024 of US$ 8,675 million.

Taking the above into account, as well as the projected deficit for the year 2024 amounting to 94.928 billion pesos, which corresponds to 5.6% of the Gross Domestic Product (GDP), the annual foreign financing needs are projected at US$ 5.7 billion, as shown in Table 1, on the sources and uses of the 2024 GNC.

On the other hand, for the year 2025 the Foreign Debt service amounts to more than US$ 9.956 billion, of which US$ 5.210 billion correspond to amortizations and US$ 4.746 billion to interest; as shown in Table 2, on the sources and uses of the 2025 GNC of the 2024 Medium-Term Fiscal Framework.

[MINHANCIENDA BANNER]	Exhibit A

Table 2. Sources and applications of GNC 2025

(In millions US$ and Billion Pesos)

Sources		147,308	Uses		147,308
Disbursement		98,212	Deficit to be financed		91,487
Foreign	9,000	37,962	Of which
Domestic		60,250	Domestic interest Foreign interest	4,746	63,179 19,834
Treasure Transactions		4,434
Other resources		22,781	Amortizations		48,647
			Foreign	5,210	21,773
			Domestic		26,874
			Payment obligations		1,250
Initial availability		21,880	Final availability		5,925

Source: DNP (2024) with data from 2024 Medium Term Fiscal Framework.

Thus, taking into account the importance of having flexibility under the current international context to (i) finance and/or pre-finance the needs of the 2024 and 2025 periods; (ii) achieve timely access to international markets; (iii) diversify the investor base; and (iv) meet the strategic objective of building liquid and efficient curves, the Nation requests to have the necessary authorizations.

MARKET CONTEXT

Global Macroeconomic Performance

The International Monetary Fund (IMF) April 2024 growth report projected growth of 3.2% for the world economy (revised upward by 0.1 percentage points from the July projection), 1.7% for advanced economies, and 4.2% for emerging economies by the end of 2024 (Graphic 1). The report shows a slight improvement in the outlook for emerging economies for 2024 due, in part, to solid employment growth. This growth profile is below the historical average of 3.8%, due to, among other factors: (i) high borrowing costs and withdrawal of fiscal support; (ii) the slow global recovery after the COVID-19 pandemic; (iii) the war between Russia and

[MINHANCIENDA BANNER]	Exhibit A

Ukraine; (iv) weak productivity growth; and (v) increasing economic fragmentation (International Monetary Fund, 2024).

Graphic 1. FMI’s Changing Expectations for Global Growth

Source: IMF (2024), with information as of April 2024.

In 2022, global inflation reached record highs, prompting many central banks to take rapid monetary policy tightening measures, which are mostly sustained. Overall, nominal policy rates are now above pre-pandemic levels in both advanced and emerging economies. While a rate-cutting cycle is expected, as inflation begins to ease, this may not be immediately reflected in interest rates and, therefore, borrowing costs could remain high for some time. This has implications for the slowdown in domestic demand and the broader economic outlook

In addition, risks inherent in new climate and geopolitical shocks could lead to additional increases in food and energy prices, effects that may not be incorporated. At the same time, the intensification of geoeconomic fragmentation could restrict the flow of raw materials between markets, leading to increased price volatility. These factors continue to restrict global activity and limit its recovery (International Monetary Fund, 2024).

Under this scenario, Colombia must have the capacity to finance itself, with the necessary authorizations, anticipating a global economic slowdown and taking advantage of the market windows that may arise in the international capital market in the current international context.

United States

Although inflation in the United States has moderated since the middle of last year, it remains above the 2% target set by the Federal Open Market Committee (FOMC).

[MINHANCIENDA BANNER]	Exhibit A

After the Consumer Price Index (CPI) reached its highest point in June 2022 at 9.1%, a figure not seen since 1981 and driven by an acceleration in retail food and energy prices, as well as a tight labor market; the most recent CPI data stood at 3.3% for May 2024. Increases in the food, housing, health care, used cars and trucks, and education indices were the largest contributors to the monthly increase. These increases were partially offset by a 2.0% decrease in the energy index, mainly explained by a 3.6% decrease in the gasoline index during the month of May (Bureau of Labor Statistics, 2024).

On the other hand, US Treasury yields in the second half of 2023 reached more than a decade high and remain high, as evidenced in Graphic 2.

Graphic 2. United States Treasury and Federal Reserve Rate

Source: (Bloomberg, 2024) with information as of June 18, 2024

Monetary Policy and Interest Rates

In response to sustained inflationary pressures and a strong labor market, the FOMC has tightened monetary policy since late 2021. As a result, it began reducing its monthly net asset purchases in November 2021 and accelerated those reductions in 2022. In 2023 and throughout 2024, the Federal Reserve (FED) continued the process of significantly reducing its holdings by reducing them by approximately US$ 1.4 trillion since June 2022, of which US$ 640 million corresponds to reductions during the second half of June 2023 through March 2024. The FOMC intends to slow and then stop reductions in its securities holdings when reserve balances are somewhat above the level that the FOMC considers consistent with ample reserves (Federal Reserve, 2024).

[MINHANCIENDA BANNER]	Exhibit A

Additionally, after keeping the federal funds rate near 0% since March 15, 2020, the date marking the beginning of the COVID-19 pandemic, starting in March 2022, the FOMC began to raise the rate, reaching 4.50% in December 2022. Subsequently, in February, March, and May 2023, the Committee raised the rate again, taking it to 5.25%. In June 2023, the FOMC decided to keep the rate unchanged, but expressed in advance that increases in the target range could be appropriate. As a result, in July 2023, the FOMC raised the rate by 25 basis points (bps) to 5.50%, as shown in Graphic 2. At the meetings in September, November, and December 2023, as well as in January, March, May, and June 2024, the FOMC has decided to keep the target range unchanged (Federal Reserve, 2024).

On the other hand, it is worth mentioning that the results of the survey on the yield forecasts for 10-year and 30-year Treasury bond rates carried out by Bloomberg to analysts in June 2024, estimates levels in an average and high range of 4.3% and 4.8% in the third quarter of 2024 for 10-year bonds (Graphic 3); and 4.3% and 4.8% for 30-year bonds (Graphic 4)).

Graphic 3. Forecast for 10-year US Treasury bonds

Source: Bloomberg, 2024) with June survey information

Note (a): Forecast is average of replies from approximately 50 analysts.

[MINHANCIENDA BANNER]	Exhibit A

Graphic 4. Forecast for 30-year US Treasury bonds

Source: Bloomberg, 2024) with June survey information

Note (a): Forecast is average of replies from approximately 50 analysts.

Under this scenario, the Treasury curve could continue to show upward pressure, causing the financing cost of all agents, mainly sovereign and corporate issuers in emerging economies, to continue to increase as evidenced during 2022 and 2023, a trend that has continued throughout 2024.

Fiscal Policy

Assuming that current tax and spending laws remain in place, the U.S. Congressional Budget Office projects a federal budget deficit of $1.5 trillion in 2024, which is $188 billion less than the deficit reported in 2023. Relative to the size of the economy, the 2024 deficit is projected to total 5.3% of GDP, down from 6.2% in 2023. In addition, the 2025 budget deficit is projected to be $1.8 trillion, which would represent 6.1% of GDP.

According to the latest report from the Congressional Budget Office, federal spending for 2024 is projected at $6.4 trillion, which represents 22.9% of 2024 GDP; In the case of the 2025 period, federal spending is estimated at US$ 6.8 trillion, equivalent to 23.1% of 2025 GDP. Tax revenues are estimated at US$ 4.9 trillion for 2024, representing 17.5% of 2024 GDP, and revenues of US$ 4.9 trillion are projected for 2025, which would correspond to 17.1% of 2025 GDP.

[MINHANCIENDA BANNER]	Exhibit A

However, it is estimated that by 2024 debt will be close to US$ 28 trillion, corresponding to 99% of GDP, which represents an increase compared to the 97% of GDP recorded in 2023. In 2025, the debt is projected to increase to 101.7% of GDP and reach 116% by the end of 2034, which is the highest level of indebtedness in the history of the United States, and will be 100% by the end of 2034. is projected to be higher over the next two decades (Congressional Budget Office, 2024).

Euro Zone

Monetary Policy and Interest Rates

Inflation in Europe stood at 2.6% in May 2024 (European Central Bank [ECB], 2024). It was driven by the increase in restaurant and hotel prices, as well as by the increase in the prices of alcoholic beverages and tobacco (5.2% and 4.9% respectively). Although inflation in Europe has decreased considerably, after having reached its highest point in September 2022 with an increase of 10.6%, as a consequence of the tightening of monetary policy, the pressures continue and inflation is expected to remain above the target until next year; it is even likely to increase in the short term, as evidenced in the last report for the month of May, showing an increase of 0.2% compared to April 2024. On the other hand, the adverse geopolitical situation due to the war between Russia and Ukraine continues to affect the confidence of companies and consumers.

On 6 June 2024, the Governing Council of the ECB decided to lower the three key interest rates9 by 25 basis points, after keeping them unchanged since 20 September 2023, ensuring a timely return of inflation to the 2% medium-term objective. The interest rate on the main refinancing transactions and the interest rates on the marginal lending facility and the deposit facility are at 4.25%, 4.50% and 3.75%, respectively. The Governing Council of the ECB has announced that it will keep its key interest rates at sufficiently restrictive levels for as long as necessary.

As a result of the still restrictive monetary policy, yields on Eurozone sovereign debt have risen over the past year, as evidenced by the performance of the Euro Interbank Offered Rate (Euribor) and 10-year German bonds, which have gone from negative levels to levels close to 4.0% and 2.5%, respectively (Graphic 5).

[9]	Interest rate on the main refinancing transactions, interest rates on the marginal lending facility and deposit facility.

[MINHANCIENDA BANNER]	Exhibit A

Graphic 5. Euribor 6M performance and Germany’s 10-year benchmark bond

Source: Bloomberg, 2024) information in June

On the other hand, the Asset Purchase Program (APP) portfolio is declining at a measured and predictable pace, as the principal payments on maturing securities are not being reinvested.

Regarding the ECB’s Pandemic Emergency Purchase Program (PEPP), the Governing Council confirmed that it will reduce its holdings by €7.5 billion per month on average during the second half of 2024. In any case, the future termination of the PEPP portfolio will be managed in such a way as to avoid interference with the appropriate stance of monetary policy (ECB, 2024).

The possible continuation of a contractionary monetary policy by the ECB and high interest rates confirms Colombia’s need to have the necessary flexibility to finance needs for the next terms, whether in Dollars, Euros or other currencies.

Economic and Fiscal Policy

In the context of the war between Russia and Ukraine, the European Union (EU) in 2022 approved a package of economic sanctions and implemented a series of fiscal measures to address some immediate challenges, which have helped mitigate the impact of the energy crisis on consumers and businesses. However, maintaining fiscal stimuli is unjustified and costly, which is why they cannot continue indefinitely. In this sense, in 2024 fiscal policy must be particularly aimed at ensuring sustainability in the medium term that in turn leads to sustainable growth.

[MINHANCIENDA BANNER]	Exhibit A

The so-called General Escape Clause 10of the Stability and Growth Pact was deactivated in 2023, which is why, during 2024, key principles are needed to guide Member States in preparing their Stability and Convergence programs and the need for prudent fiscal policies that guarantee that the deficit does not exceed 3% of GDP, as well as a plausible and continuous reduction of debt to bring it to prudent levels in the medium term, will be even more relevant. As the period during which the general clause was in force is exceeded, the resumption of differentiated rights is expected (European Commission, 2024).

Japan

Monetary Policy and Interest Rate

At the Bank of Japan (BoJ) meeting on June 14, 2024, the committee decided to keep the policy rate at 0%-0.1% after raising the rate to the current range for the first time in 17 years in March 2024. Regarding monetary policy stimulus, it decided to reduce qualitative and quantitative monetary easing until target inflation and stabilization of financial markets are achieved with yield curve control. In this regard, the BoJ will continue to promote financial market stability by reducing yen and foreign currency funds by reducing the purchase of Japanese Government bonds (JGBs) so that 10-year JGB yields can be freely formed in financial markets, as well as the purchase of commercial paper and corporate bonds, which will also continue to be reduced. At the next monetary policy meeting, the Bank of Japan will decide on the detailed plan for reducing the amount of purchases over the next two years or so (BoJ, 2024).

In the latest BoJ Economic Activity Outlook report, the Japanese economy is projected to grow by 0.8% for 2024, 0.4 percentage points lower than the projections estimated in the January report, as a result of the effects of the Government’s economic measures, reflecting lower private consumption. Japan’s economy is likely to grow above its potential growth rate in the medium term, with overseas economies growing moderately and as a virtuous circle from income to expenditure gradually intensifies amid factors such as accommodative financial conditions. Based on this, the bank maintained the 2025 economic growth outlook at 1.0% (BoJ, 2024).

[10]

Specific provisions of EU Fiscal Regulations allow for a coordinated and orderly temporary deviation from normal requirements for all Member States in a general crisis situation caused by a severe economic downturn in the Euro area or the EU as a whole.

[MINHANCIENDA BANNER]	Exhibit A

Fiscal Policy

Japan’s Public Debt is twice the size of its economy, the world’s third-largest. It is currently facing additional fiscal strains due to heavy spending to cushion the economic blow from the COVID-19 pandemic, stimulus that boosted the budget over the previous years. Japan’s delay in unwinding its fiscal largesse has led the IMF to urge the country to pursue fiscal consolidation by covering any increase in public spending with measures to raise revenue. Japan aims to achieve a primary budget surplus, which excludes new bond sales and debt service costs, for the fiscal year ending March 2026. The target was originally set in the early 2010s but has been pushed back four times (Reuters, 2023) (The Japan Times, 2024). Under these circumstances, the Ministry of Finance of Japan has been committed to fiscal reform in 2024, striving for fiscal soundness in the medium and long term by constantly promoting reforms in both expenditure and revenue to achieve the goal of a primary balance surplus in fiscal year 2025, as stated in the Basic Policy on Economic and Fiscal Management and Reform 2023 and other policies (Ministry of Finance of Japan, 2024)

Colombia

Macroeconomic Performance

After achieving a 7.3% high growth in 2022, doubling global growth (3.5%) and outpacing the expansion of Latin America and the Caribbean (3.9%), according to IMF figures (Banco de la República, 2024), the GDP dynamism slowed down in 2023 and registered a 0.6% growth. The National Administrative Department of Statistics (DANE) reported in its most recent report that in the first quarter of 2024, GDP grew 0.7% compared to the same period in 2023, driven by growth in the public administration and defense, agriculture, energy, gas and water supply sectors (DANE, 2024).

The slowdown in 2023 is a consequence of: (i) a contractionary monetary policy; (ii) a moderation of spending towards levels compatible with the productive capacity of the economy; (iii) a lower dynamic of all credit modalities; (iv) an adjustment of public finances related to an increase in tax collection that generated a 4-point decrease in the General Government deficit; (v) a contraction in civil works; and (iv) the uncertainty that affected investment decisions (Banco de la República, 2024).

[MINHANCIENDA BANNER]	Exhibit A

However, for 2024, a 1.7% expansion is projected, marking the beginning of an economic recovery. This growth would be the result of a less contractionary monetary policy, the gradual correction of inflation, the recovery of investment and the performance of non-traditional exports. In 2025, a 3.0% growth is forecast, driven by the recovery of domestic demand, an improvement in both domestic and foreign financial conditions, exports dynamism (especially non-traditional and services) and the reactivation of fixed investment (Ministry of Finance and Public Credit, 2024).

On the other hand, the labor market performed positively in 2023, leading to a 10.2% unemployment rate, a reduction of 1.0% compared to 2022. In April 2024, the unemployment rate for the entire country was 10.6%, which represented a 0.1 percentage point reduction compared to the same month in 2023 (10.7%). Meanwhile, the unemployment rate in all 13 cities and metropolitan areas was 10.3%, which represented a 0.8 percentage points reduction compared to the same month in 2022 (11.1%). The overall participation rate stood at 64.0%, which meant a 0.6 percentage points reduction compared to April 2023 (64.6%) (DANE, 2024).

Monetary Policy

On December 19, 2023, the Board of Directors of Banco de la República decided to reduce the monetary policy interest rate by 25 bps, bringing it to 13.0%, constituting the first reduction after having remained unchanged since May 2023 when Banco de la República raised it to its peak of 13.25%, taking into account that inflation still remains significantly above the target (3.0%). In February 2024, the Board of Directors of Banco de la República decided to reduce the interest rate again by 25 bps, in March 2024 by 50 bps, and in May 2024 by an additional 50 bps, bringing it to 11.75% (Graphic 6). Total inflation in May stood at 7.16%, unchanged from April figures, and 5.66 percentage points lower than that reported in the same period of the previous year of 12.82%. This is mainly explained by the reduction in monthly variations in health, food and non-alcoholic beverages, clothing and footwear, furniture and household items, recreation and culture, among others. (Graphic 7).

[MINHANCIENDA BANNER]	Exhibit A

Graphic 6. Interest Rates – Monetary Policy

Source: Banrep (2024) as of June 2024

Graphic 7. Inflation

Source: Banrep (2024) as of June 2024

Fiscal Policy

The Government maintains an absolute commitment to the sustainability of public finances, in line with compliance with Fiscal Regulations. In 2020 and 2021, the Fiscal Regulations parametric mechanism was suspended due to the COVID-19 pandemic and its effects. Starting in 2022, calculation of operational goals was resumed under new Fiscal Regulations with a strengthened institutional framework.

[MINHANCIENDA BANNER]	Exhibit A

In 2023, the Central National Government closed the fiscal deficit at 4.3%, exceeding the limit imposed by Fiscal Regulations, as a consequence of historically high tax collection. In 2024, tax collection has been lower compared to the previous year, which led the National Government to make an adjustment in primary expenditure that would go from 19.2% of GDP in 2023 to 18.0% in 2024, in line with the reduction in revenue projections, which means an adjustment of 2.7 percentage points compared to the estimates of the 2024 Medium-Term Fiscal Framework. In this sense, the estimated fiscal deficit for 2024 amounts to 5.6% of GDP, respecting the limit of Fiscal Regulations. This adjustment implies balancing the need for lower spending with the execution of priority commitments, guaranteeing compliance with the Government plan (Ministry of Finance and Public Credit, 2024).

On the other hand, in 2023, the GNC’s net debt was 53.8% of GDP, 2.0 percentage points lower than projected, demonstrating a commitment to fiscal sustainability. For 2024, net debt is expected to be 55.3% of GDP, 1.7pp lower than projected. Gross debt will be reduced by 2.2 percentage points of GDP in 2024 compared to the February 2024 Financial Plan update (Ministry of Finance and Public Credit, 2024).

Risk Perception

During 2023, the perception of credit risk represented by the emerging market bond indicator (EMBI+)11 decreased. However, so far in 2024 it has been volatile and has increased, continuing well above its peers, with a difference of approximately 63 bps from Brazil, the second country with the highest EMBI+ after Colombia within the emerging markets compared. This occurs after the Colombia EMBI+ reached levels not seen since 2009 in 2022 and was above the Global EMBI+, a situation that had not materialized since 2004. Thus, the volatility presented in this indicator shows that the perception of risk is very sensitive to both local and foreign factors that may arise and is not very predictable.

[11]	The index represents the difference between the interest rates of a basket of dollar bonds issued by emerging countries and a basket of US Treasury bonds with similar characteristics.

[MINHANCIENDA BANNER]	Exhibit A

Graphic 8. Emerging Market Bond Indicator

Source: Bloomberg (2024) with information up to June 2024

Credit Rating

In 2020, due to the impact of the COVID-19 pandemic, which generated the first economic recession in Colombia in more than two decades, the Nation suffered a deterioration in public finances as a result of pressure on spending and lower revenues. This affected the fiscal consolidation path and generated a debt increase above 60% of GDP. Given this challenging scenario, and the uncertainty of the progress of the COVID-19 pandemic, in the first half of 2021 two risk rating agencies revised Colombia’s rating from BBB- to BB+. In 2023, Colombia received the reaffirmation of its credit rating by three risk agencies and in 2024 the S&P rating agencies changed the outlook from stable to negative in January and June, respectively, as presented in Table 3.

Table 3. Colombia’s Sovereign Rating

Agency	Long Term Foreign Currency	Long Term Local currency	Perspective	Last date change rating or perspective
S&P	BB+	BBB-	Negative	18 jan 2024
Fitch	BB+	BB+	Stable	7 dec 2023
Moody’s	Baa2	Baa2	Negative	27 jun 2024

Source: IRC (2024)

[MINHANCIENDA BANNER]	Exhibit A

Financing Levels

As shown in Graphic 9 and Graphic 10, funding rates have increased considerably over the last year, not only due to a spread increase, but also due to the increase in treasury rates. While they are currently at 7.51% for 10 years and 7.67% for 30 years, and spreads of 297 for 10 years and 328 for 30 years, in October 2023 they reached rate levels at 8.85% and 8.64%, and spreads of 385 and 355 for 10 and 30 years respectively.

In this context, it is important to obtain authorizations in a timely manner, since in this scenario, market windows are becoming increasingly shorter, as a result of external factors such as moving reference rates, high inflation at an international level and geopolitical crises worldwide resulting from the war between Russia and Ukraine, the conflict in the Gaza Strip and tensions in the Middle East, among other factors.

Graphic 9. Reference Bonds in Dollars and Difference Over 10-year Treasuries

Source: Bloomberg (2024) with information as of June

[MINHANCIENDA BANNER]	Exhibit A

Graphic 10. Benchmark Dollar Bonds and Spread Over 30-year Treasuries.

Source: Bloomberg (2024) with information as of June 18

Issuance Strategy

In recent years, the Nation has met its strategic objective of building liquid and efficient yield curves, maintaining adequate amounts in reference bonds, as shown in Graphic 11.

Graphic 11. Yield Curve Evolution US$ - 2021-2024

Source: Bloomberg (2024) and IRC (2024) with information as of June 18, 2024.

Note (a): El tamaño de las esferas se encuentra asociado al monto existente de la deuda en cada plazo.

Regarding Dollar curves, in recent years they have been moving towards the creation of Ten, Twelve and Thirty years benchmarks. Likewise, they have focused on large-scale issues that seek to guarantee that from the moment they are issued, bonds have the necessary liquidity to avoid negotiation frictions, protecting their long-term efficiency curve.

[MINHANCIENDA BANNER]	Exhibit A

On the other hand, the Nation continues to explore the diversification of sources of financing in foreign currencies other than the US$. This is part of a policy to optimize sources and take into account market volatility during the last two years and the different monetary policy strategies in each region.

The Nation has not issued Euro global bonds since March 26, 2016, when it obtained financing resources through the issuance of a new Global Bond denominated in Euros for an amount of 1.35 billion euros with a 10-year maturity. The Nation has not participated in the Japanese market since November 18, 2009, with the issuance of a 10-year Samurai bond for JPY 45 billion (US$ 504 million).

However, under the current international context and the needs foreseen for 2024 and 2025, the Government must have flexibility to access different markets. The following graphics show the performance of the 2026 Eurobond and the rates in Yens, Graphic 12 and Graphic 13.

Exhibit A

Graphic 12. Euro 2026 – Global Bond

Source: Bloomberg (2024) as of June 18, 2024

Graphic 13. 10 Year Yens vs. Swap London Interbank Offered Rate (6M) Reference

Source: Bloomberg (2024) as of June 18, 2024

Exhibit A

Thematic Bonds

Financial markets are increasingly reflecting the importance of sustainable development for investors when making investment decisions. In recognition of this interest and the relationship between environmental, social and governance factors and the performance of instruments, the issuance of thematic bonds, mainly green, social and sustainable bonds, is increasing.

On the other hand, the country began its participation in these markets since 2021 through: (i) adopting and publishing a Colombian Sovereign Green Bond reference framework (IRC—Green Bonds) through Resolution 1687 of July 19, 202112; (ii) publishing the first portfolio of eligible green projects or expenses; (iii) publishing the opinion of an independent third party, Vigeo Eiris, part of Moodys ESG solutions; and (iv) issuing TES in the local market through 5 auctions of a security maturing in 2031 as shown in Table 4, making Colombia the second country in the region, after Chile, to issue Sovereign Green Bonds and the first to do so in the local market; and (v) adopting the Colombian Sovereign Green, Social and Sustainable Bonds Reference Framework (IRC—Sustainable Bonds) through Resolution 2063 of August 5, 2022.

Table 4. Green TES Auction

Placement Date	29-sep-21		27-oct-21	29-jun-22	14-dec-
23 Issuance			26-mar-21
Maturity			26-mar-31
Coupon			7,00%
Term			10 años
Rate	7,560%		7,880%	11,550%	10,059%
Cash (million pesos)	835.525	(a)	650.000	500.000	975.000
Placed Nominal (million pesos)	836.619		660.710	644.895	1.086.944
Bid to Cover (b)	4,6		1,5	1	3,7
Greenium(c)	7 pbs		11 pbs	-11 pbs	9 pbs

Note:	(a): Includes non-competitive placement made on October 8, 2021.
(b):	Number of times the title is demanded during the auction, over the announced amount.
(c):	Basis points on the market closing rate of the conventional TES 2031.

Source: Subdirectorate of Domestic Financing of the Nation (SFIN Ministry of Finance and Public Credit).

[12]

Whereby authorizations granted to the Government to carry out foreign and domestic public credit transactions and transactions like the aforementioned are granted, as well as to guarantee other entities’ payment obligations; and other provisions are established.

Exhibit A

Finally, on November 7, 2023, the Nation launched a transaction in the international capital market, consisting of the issuance of a new 12-year social reference for an amount of US$ 1.25 billion and a 30-year social reference for US$ 1.25 billion. This transaction for a total amount of US$ 2.5 billion became the first social financing transaction through global bonds, aimed at meeting the Sustainable Development Goals. Subsequently, on April 3, 2024, the Nation reopened the 12-year Global Social Bond for US$ 650 million and the 30-year Global Social Bond for US$ 650 million, for a total amount of US$ 1.3 billion. These transactions are backed by the 2022, 2023 and 2024 social portfolios, which obtained the favorable opinion of an independent third party called SPO.13

Table 5. Issuance of Social Bonds

Placement Date	2035		2053		Reopening GB 2035		Reopening GB 2053
Transaction date		7-nov-23		7-nov-23		3-abr-24		3-abr-24
Maturity		14-nov-35		14-nov-53		14-nov-35		14-nov-53
Coupon		8,000%		8,750%		8,000%		8,750%
Term		12 años		30 años		12 años		30 años
Rate		8,300%		8,950%		7,550%		8, 150%
Nominal Value (millions)	US$	1.250	US$	1.250	US$	650	US$	650
Bid to Cover (a)		5,1				7,8

Note (a): Number of times the reference is requested on the amount announced during the issuance.

4.5.9. Other Financing Sources

Under the current international high volatility and uncertain markets, the Nation is evaluating the execution of different public credit transactions, pursuant to the provisions of Decree 1068 of 2015, understood as transactions that aim to provide the State entity with resources, goods or services with a payment term, as well as transactions where the State entity acts as a joint debtor, or when it grants guarantees on monetary obligations with a payment term.

Said transactions include, among others, loans (syndicated loans, syndicated loans with guarantee), the issuance, subscription and placement of Public Debt securities (guaranteed bonds), financing with suppliers and granting guarantees for monetary payment obligations with a payment term.

[13]	Second Party Opinion

Exhibit A

OBJECTIVES

1.

Ensure that the Nation receives authorization to finance foreign needs through public credit transactions with sufficient advance notice, in order to provide sufficient room for maneuver to carry out financing/pre-financing transactions that allow for the necessary cash resources.

2.	Have sufficient flexibility to be able to use the most favorable foreign financing source for the Nation, according to market conditions.

3.	Diversify the investor base through access to different sources of financing in foreign markets.

4.

Access international capital markets in a timely manner and continue to meet the Government’s strategic objective of building liquid and efficient yield curves by financing or pre-financing the Nation’s general budget needs.

Exhibit A

RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the National Council for Economic and Social Policy (CONPES) to:

Issue a favorable opinion for the Nation to carry out foreign public credit transactions to pre-finance and/or finance Budgetary allocations for 2024 and 2025, for to US $ 6.8 billion, or its equivalent in other currencies.

Exhibit A

BIBLIOGRAPHY

European Central Bank. (2024). Obtained from:

https://www.ecb.europa.eu/stats/macroeconomic_and_sectoral/hicp/html/index.es.html.

European Central Bank. Monetary policy statement. Obtained from:

https://www.ecb.europa.eu/press/pr/date/2024/html/ecb.mp240606~2148ecdb 3c.en.html

Bank of Japan (June 14, 2024). Monetary policy statement. Obtained from:

https://www.boj.or.jp/en/mopo/mpmdeci/mpr_2024/k240614a.pdf

Bank of Japan (October 30, 2024). Outlook on economic Activity and Prices (April 2024). Obtained from:

https://www.boj.or.jp/en/mopo/outlook/gor2404b.pdf

Banco de la República. (Dec. 22, 2023). The Board of Directors of the Bank of the Republic decided by majority to reduce the monetary policy interest rate by 25 basis points (bps) to 13%. Obtained from:

https://www.banrep.gov.co/es/junta-directiva-republica-decidio-unanimidad-incrementar-100-puntos-basicos-pb-tasa-interes

Banco de la República. (March 2024). Report of the Board of Directors to the Congress of the Republic. Obtained from:

https://repositorio.banrep.gov.co/server/api/core/bitstreams/0d5d739f-a3b3-4635-a574-8256959c5565/content

Banco de la República. (June 2024). Consumer Price Index (CPI). Obtained from: Banco de la República:

https://www.banrep.gov.co/es/estadisticas/indice-preciosconsumidor-ipc

Banco de la Republica. (Junio de 2024). Monetary policy interest rates. Obtained from:

https://www.banrep.gov.co/es/estadisticas/tasas-interespolitica-monetaria

Bloomberg. (June 18, 2024). Bloomberg.

Bureau of Labor Statistics. (2024). Economic News Releases. Obtained from:

https://www.bls.gov/bls/newsrels.htm

European Commission. (2024). Fiscal Policy Guide for 2024. Obtained from:

https://economy- finance.ec.europa.eu/economic-and-fiscal-governance/stability-and-growth-pact/fiscal- policy-guidance_en

Exhibit A

National Statistics Administrative Department. (May 15, 2024). DANE. Obtained from:

https://www.dane.gov.co/index.php/estadisticas-por-tema/cuentas- nacionales/cuentas-nacionales-trimestrales/pib-informacion-tecnica

National Statistics Department. (April 2024). Job Market. Obtained from:

https://www/dane.gov.co/index.php/estadisticasportema/mercadolaboral/empleoy-desempleo#:~:text=Para%20el%20mes%20de%20agosto,
2021%20(61%2C3%25)

International Monetary Fund. (April 2024). World Economic Outlook. Obtained from::

https://www.imf.org/es/Publications/WEO/Issues/2024/04/16/world-economicoutlook-april-2024#Chapters

Investor Relations Colombia. (s.f.). Sustainable Bonds. Obtained from:

https://www.irc.gov.co/webcenter/portal/IRCEs/pages_Deuda/bonosverdessociales

Investor Relations Colombia. (s.f.). Green bonds. Obtenido de IRCColombia:

https://www.irc.gov.co/webcenter/portal/IRCEs/pages_Deuda/bonosverdes

Investor Relations Colombia. (June 2024). Credit rating. Obtained from IRC:

https://www.irc.gov.co/webcenter/portal/IRCEs/pages_conocecolombia/calificacincrediticia

Investor Relations Colombia.. (June 2024). Foreign Debt. Obtained from: IRC:

https://www.irc.gov.co/webcenter/portal/IRCEs/pages_Deuda/deudaexternagnc/bonosgnc/InfDiaBinisGlobales/p2024

Ministry of Finance, Japan. (January 30, 2024). Fiscal Policy Speech by Finance Minister Suzuki at the 213th Session of the National Diet. Obtained from:

https:// 240306100034.html

Ministry of Finance and Public Credit. (June 2024). Medium-Term Fiscal Framework 2024. Obtained from:

https://www.minhacienda.gov.co/webcenter/ShowProperty?nodeId=%2FConexionC ontent%2FWCC_CLUSTER-247797%2F%2FidcPrimary
File&revision=latestreleased

Congress Budget Office. (February 2024). Obtained from:

https://www.cbo.gov/system/files/2024-02/59710-Outlook-2024.pdf

Exhibit A

Refinitiv. (August 30, 2022). The sharp inversion of the US Treasury yield curve may accelerate the recession. Obtained from:

https://www.refinitiv.com/es/blog/market-insights/la-fuerte-inversion-de-la-curva-derendimiento-del-tesoro-de-eeuu-puede-acelerar-la-recesion

Federal Reserve (June 2024). Minutes of the Federal Open Market Committee. Obtained from:

https://www.federalreserve.gov/monetarypolicy/fomccalendars.htm

Federal Reserve. (March 1, 2024). Monetary Policy Report. Obtained from:

https://www.federalreserve.gov/publications/files/20240301_mprfullreport.pdf

Reuters. (June 7, 2023). Japan maintains focus on growth but signals end to fiscal largesse in crisis mode. Obtained from:

https://www.reuters.com/world/asia-pacific/japan-needs-balance-growth-fiscalreform-policy-document-2023-06-07/

The Japan Times. (April 19, 2024). Japan should pursue fiscal consolidation, says IMF economist. Obtained from:

https://www.japantimes.co.jp/business/2024/04/19/economy/imf-on-japan-fiscalconsolidation/

Exhibit B

THE UNDERSIGNED, TECHNICAL SECRETARY OF THE INTERPARLIAMENTARY COMMITTEE ON PUBLIC CREDIT

HEREBY STATES

That in the session held on October 8 and October 9, 2024, the Interparliamentary Commission on Public Credit unanimously issued a single favorable Opinion to the Nation—Ministry of Finance and Public Credit—to carry out transactions related to Foreign Public Credit, under the modality of issuing bonds for up to US$3.5 billion US Dollars, or its equivalent in other currencies, to finance and/or pre-finance 2024 and 2025 budget allocations.

[Signed]

LADY NATHALIE GÓMEZ ACOSTA

TECHNICAL SECRETARY

Bogota, D.C., October 15, 2024

Exhibit C

RESOLUTION No. 3275 of OCT 28, 2024

Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to THREE AND A HALF BILLION US DOLLARS (US$ 3,500,000,000.00), or its equivalent in another currency; and to carry out an external public debt management operation up to the sum of ONE BILLION US DOLLARS (US$1 BILLION) or its equivalent in other currencies; and other provisions are decreed.

THE MINISTRY OF FINANCE AND PUBLIC CREDIT

Exercising its statutory powers, particularly the powers conferred by

Article 2.2.1.3.2. and Article 2.2.1.4.3 of Decree 1068, 2015,

WHEREAS:

Article 2.2.1.1.1, Decree 1068 of 2015, defines public credit transactions as transactions that aim to provide a state entity with resources, goods or services with a term for their payment, which include, among others, the issuance, subscription and placement of public debt securities;

Paragraph 1, Article 2.2.1.3.1, Decree 1068 of 2015 provides that “Public debt securities are bonds and other securities with a credit content issued by State entities within the framework of public credit transactions, with a term for their redemption”;

Article 2.2.1.3.2., Decree 1068 of 2015 states that the issuance and placement of public debt securities on behalf of the Nation require an authorization given by a Resolution by the Ministry of Finance and Public Credit. The authorization may be given once a favorable opinion has been received from the National Council for Economic and Social Policy [Consejo Nacional de Política Económica y Social] - CONPES, and from the Interparliamentary Commission on Public Credit [Comisión Interparlamentaria de Crédito Público] if the foreign public debt security has a maturity date longer than 1 year;

Exhibit C

RESOLUTION No. 3275 OCT. 28, 2024

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, for up to THREE AND A HALF BILLION US DOLLARS (US$ 3,500,000,000) of the United States of America and to carry out an external public debt management operation up to the sum of ONE BILLION US DOLLARS (US$1 BILLION) or its equivalent in other currencies; and other provisions are decreed.”

Through Article 1 of Resolution 2063 of August 4, 2022, the Ministry of Finance and Public Credit adopted a “Colombia’s Reference Framework for Green, Social and Sustainable Sovereign Bonds” for the issuance of green, social, and sustainable bonds on behalf of the Nation in the local market and/or in the international capital markets;

Article 24 of Law 185 of 1995 establishes that, for all the purposes of Article 41, Subsection 5, Paragraph 2 of Law 80 of 1993, the Interparliamentary Commission on Public Credit will issue a preliminary opinion to allow the pertinent procedures for Public Credit transactions and a definitive opinion to enable its execution in each particular case. The transactions related to the issuance, subscription and placement of bonds and securities are excepted from the above, for which the Interparliamentary Commission on Public Credit will issue its opinion only once.

According to CONPES Document 4134 of July 13, 2024, the National Council for Economic and Social Policy -CONPES- issued a favorable concept for the Nation to contract transactions related to external public credit to pre-finance and / or finance budgetary allocations for 2024 and 2025, up to the sum of SIX PONT EIGHT BILLION DOLLARS (US$ 6,800,000,000) of the United States of America or its equivalent in other currencies;

According to CONPES Document 4134 of July 13, 2024, the National Council of Economic and Social Policy – CONPES - issued “(...) a favorable opinion for the Nation to carry out transactions related to foreign public credit to finance and/or pre-finance 2024 and 2025 budget allocations, up to US$ 6.8 billion, or its equivalent in other currencies”;

Exhibit C

RESOLUTION No. 3275 OCT. 28, 2024

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, for up to THREE AND A HALF BILLION US DOLLARS (US$ 3,500,000,000) of the United States of America and to carry out an external public debt management operation up to the sum of ONE BILLION US DOLLARS (US$1 BILLION) or its equivalent in other currencies; and other provisions are decreed.”

According to the certification issued on October 15, 2024 by the Technical Secretariat of the Interparliamentary Commission on Public Credit, “(...) in the session held on October 8 and 9, 2024, the Interparliamentary Commission on Public Credit unanimously issued a single favorable opinion to the Nation - Ministry of Finance and Public Credit—to carry out transactions related to Foreign Public Credit, under the modality of issuing bonds for up to US$ 3.5 billion, or its equivalent in other currencies, to finance and/or pre-finance budget appropriations for 2024 and 2025.”;

Based on Memorandum Number 3-2024-016858 of October 24, 2024, the General Director of Public Credit and National Treasury (E) certified that “(...) the Nation has not issued any external bonds in the international capital markets under the aforementioned favorable points, for which there is an available and unused amount of THREE BILLION FIVE HUNDRED MILLION DOLLARS (USD 3,500,000,000) of the United States of America or its equivalent in other currencies (...).”

Through External Resolution No. 17 of 2015 and External Regulatory Circular DODM - 145 of October 30, 2015, the Board of Directors of the Bank of the Republic and the Bank of the Republic, respectively, stated the financial conditions of the Nation’s, territorial entities’ and their decentralized entities’ issuance and placement of securities and foreign debt transactions;

In accordance with Article 2.2.1.1.2, Paragraph 1 of Decree 1068 of 2015, “Transactions for public debt management are transactions that do not increase the net indebtedness of the state entity, and contribute to improving the debt profile in terms of term, interest rate, exposure to foreign currency, among others. These transactions, as long as they do not constitute new or additional financing, do not affect the debt quota.”;

Exhibit C

RESOLUTION No. 3275 OCT. 28, 2024

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, for up to THREE AND A HALF BILLION US DOLLARS (US$ 3,500,000,000) of the United States of America and to carry out an external public debt management operation up to the sum of ONE BILLION US DOLLARS (US$1 BILLION) or its equivalent in other currencies; and other provisions are decreed.”

Article 2.2.1.4.3 of Decree 1068 of 2015 provides that “Carrying out transactions for the management of the Nation’s external debt shall require authorization, issued by resolution of the Ministry of Finance and Public Credit, which may be granted as long as the convenience and financial justification of the transactions, and effect on the debt profile, are demonstrated.”;

The Nation plans to carry out an operation to manage foreign public debt, consisting of the substitution and/or repurchase of foreign public debt securities, conditioned on the issuance of foreign public debt securities that the Nation intends to carry out based on the authorization referred to in this Resolution;

Based on Memorandum No. 3-2024-016858 of October 24, 2024, the Director General of Public Credit and National Treasury in Charge reported that the titles on which the debt management operation will be executed are the following:

Bond	Currency	Due	Coupon	Valid Amount (US$)
2026 Global Bond	US$	Jan-28-26	4.500%	US$	1,500,000,000
2027 Global Bond	US$	April-25-27	3.875%	US$	1,896,692,000

By means Memorandum No. 3-2024-016228 of October 17, 2024, the Subdirectorate of Foreign Financing, General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit requested an opinion from the Subdirectorate of Risk on the convenience and financial justification of the aforementioned debt management transaction, and its effects on the debt profile, in accordance with Articles 2.2.1.1.2. and 2.2.1.4.3. of Decree 1068 of 2015;

Exhibit C

RESOLUTION No. 3275 OCT. 28, 2024

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, for up to THREE AND A HALF BILLION US DOLLARS (US$ 3,500,000,000) of the United States of America and to carry out an external public debt management operation up to the sum of ONE BILLION US DOLLARS (US$1 BILLION) or its equivalent in other currencies; and other provisions are decreed.”

Through Memorandum No. 3-2024-016390 dated October 18, 2024, the Risk Subdirectorate of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit stated that: “(...) the two conditions for a Debt Management Operation are met in light of Decree 1068 of 2015 amended by Decree 1575 of 2022, namely, not to increase net indebtedness and contribute to improving the debt profile. Finally, based on the general guidelines of the Medium-Term Debt Management Strategy in force to date, the Risk Subdirectorate does not object to the Debt Management Operation proposed by the External Financing Subdirectorate as shown in the financial justification that was submitted, in accordance with Article 2.2. 1.4.2 of Decree 1068 of 2015, amended by Decree 1575 of 2022, since the operation does not increase net indebtedness and contributes to improving the debt profile in terms of maturity concentrations and average life”;

DECISION

Article 1. Authorization. Authorize the Nation to issue, subscribe and place external public debt securities, including thematic bonds, in the international capital markets up to THREE POINT FIVE BILLION DOLLARS (US$3,500,000,000) of the United States of America or its equivalent in other currencies, for the purpose of financing 2024 budget allocations and/or pre-financing for the 2025 period, and to carry out a foreign public debt management operation for the sum of ONE BILLION DOLLARS (US$ l,000,000,000) of the United States of America or its equivalent in other currencies, consisting of the substitution and/or repurchase of the following external public debt securities of the Nation.

Exhibit C

RESOLUTION No. 3275 OCT 28, 2024

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, for up to THREE AND A HALF BILLION US DOLLARS (US$ 3,500,000,000) of the United States of America and to carry out an external public debt management operation up to the sum of ONE BILLION US DOLLARS (US$1 BILLION) or its equivalent in other currencies; and other provisions are decreed.”

Bond	Currency	Due	Coupon	Valid Amount (US$)
2026 Global Bond	US$	Jan-28-26	4.500%	US$	1,500,000,000
2027 Global Bond	US$	April-25-27	3.875%	US$	1,896,692,000

Paragraph. In the event that foreign public debt thematic securities were issued pursuant to the provisions of this Article, the Nation must comply with the provisions of the Reference Framework for Colombian Green, Social and Sustainable Sovereign Bonds, adopted by Article 1, Resolution 2063 of 2022.

Article 2. Financial Conditions. The foreign public debt securities, including thematic bongs, to be issued that are dealt with in the previous Article will be subject to the financial conditions set forth in the regulations issued by the Board of Directors of the Banco de la República, or by Banco de la República ,in compliance with guidelines issued by the latter.

Article 3. Other terms and conditions. The other terms, conditions and characteristics of the issuance being authorized by this Resolution shall be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, based on the following:

Redemption term:	Greater than two (2) years, depending on market access

Interest rate:	Fixed or Variable

Other expenses and commissions:	As established by the market

Article 4. Authorization for related transactions. The Nation is authorized to carry out all related transactions described in Article 1 herein.

Exhibit C

RESOLUTION No. 3275 OCT 28, 2024

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, for up to THREE AND A HALF BILLION US DOLLARS (US$ 3,500,000,000) of the United States of America and to carry out an external public debt management operation up to the sum of ONE BILLION US DOLLARS (US$1 BILLION) or its equivalent in other currencies; and other provisions are decreed.”

Article 5. Taxes. In accordance with the provisions in Article 7, Law 488 of 1998, payment of principal, interests, commissions and other payments related to foreign public credit transactions shall be exempt of any national tax, duty, contribution or levy when made to persons who are not resident in this country.

Article 6. Other Rules. The Nation - Ministry of Finance and Public Credit must comply with any other applicable rule, particularly External Resolution No. 1 of 2018 of the Board of Directors of Banco de la República, and other amending regulations.

Article 7. Validity. The present Resolution shall be valid from the date of publication in the Official Journal. This requirement is understood to have been met by instruction given by the Director General of Public Credit and National Treasury, Ministry of Finance and Public Credit, as provided by Article 18, Law 185 of 1995.

LET IT BE PUBLISHED, NOTIFIED AND EXECUTED

Bogota D.C., OCT 28, 2024

[Signed]
RICARDO BONILLA GONZÁLEZ
Minister of Finance and Public Credit

APPROVED: Yelmy Paola Molina/Lady Nathalie Gomez

DRAFTED: Juanita Benavides/Ingrid Pérez/Diego Figueroa

DEPARTMENT: Sub-Directorate, External Financing/Legal Matters Group

Exhibit D

OFFICIAL JOURNAL, YEAR CLX, No. 52.819, BOGOTA, D.C., JULY 16, 2024, P. 25

LAW 2382 OF 202

(July 16)

To expand authorizations granted to the National Government, to carry out external and internal public credit transactions and related transactions, and issue other provisions.

V A L I D I T Y S T A T U S:	Valid

Subtype:	ORDINARY LAW

THE COLOMBIAN CONGRESS,

DECREES:

Article 1. Increase the Nation’s Borrowing Limit. The authorizations granted to the national Government by Article 1, Law 2073 of 2020 and previous laws, other than those expressly granted by other regulations, to carry out foreign public credit transactions, internal public credit transactions, as well as similar transactions, whose purpose is to finance the Nation’s General Budget allocations, shall be increased to Seventeen point six billion United States dollars (US$ 17,607,000,000) or its equivalent in other currencies.

The authorizations conferred by this Article are different from the authorizations granted by Article 2, Law 533 of 1999 or Article 2, Law 2073 of 2020. Consequently, they may be exercised regardless of provisions contained in the other laws.

Paragraph 1. The debt quota referred to in this Article shall preferably be used to meet commitments previously acquired by the national Government with foreign and internal public credit transactions, and transactions resembling the above.

Paragraph 2. The borrowing quota referred to in this Article may be used as long as the commitments and transactions acquired based on this quota comply with the framework of the Fiscal Regulations.

Article 2. Allocation of the Nation’s borrowing limit. The Ministry of Finance and Public Credit - General Directorate of Public Credit and National Treasury – shall apply the authorizations conferred by Article 1 of this Law on the date on which the loan contract is signed. However, when it comes to the issuance and placement of public debt securities by the Nation, the authorizations granted will be

Exhibit D

applied on the date of their placement and, in case of contingent lines of credit entered into by the Nation, they will be applied on the date when disbursement is requested.

Article 3. Validity. This Law shall enter into force on the date of its enactment.

President of the Senate,

Iván Leonidas Name Vásquez.

Secretary General of the Senate of the Republic,

Gregorio Eljach Pacheco.

Speaker of the House of Representatives,

Andrés David Calle Aguas.

Secretary General of the House of Representatives,

Jaime Luis Lacouture Peñaloza.

REPUBLIC OF COLOMBIA – NATIONAL ADMINISTRATION

Given, July 16, 2024.

GUSTAVO PETRO URREGO

Minister of Finance and Public Credit,

Ricardo Bonilla González.